SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (this "**Agreement and Release**" or "**Agreement**") dated April 19, 2018, is made by and between James E. Burns ("**Mr. Burns**") and Petrolia Energy Corporation, a Texas corporation ("**Petrolia" or "the Company**") (collectively referred to as the "**Parties**" or individually referred to as a "**Party**").

RECITALS

WHEREAS, Petrolia and Mr. Burns agreed on the terms of an Offer of Employment letter dated April 18, 2017 (the "**Employment Agreement**"), pursuant to which Mr. Burns agreed to serve as an employee of the Petrolia;

WHEREAS, Mr. Burns has been employed by Petrolia as President of Petrolia since April 19, 2017;

WHEREAS, Mr. Burns' employment with the Petrolia is hereby concluded effective April 19, 2018 (the "**Separation Date**"); and

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Mr. Burns may have against Petrolia and any of the Released Parties as defined below, limited to any and all claims arising out of or in any way related to Mr. Burns' employment with or separation from Petrolia.

NOW, THEREFORE, in consideration of the mutual promises made herein and the Separation Payment (defined below), the receipt and sufficiency of which is acknowledge and confirmed, Petrolia and Mr. Burns hereby agree as follows:

1. Separation Payment. Subject to Mr. Burns' compliance with the terms and conditions of this Agreement and Release, Petrolia agrees to pay Mr. Burns the remaining compensation due including any outstanding warrants and stocks, the sum of $33,000 in cash to be paid within 90 days of execution of this Agreement, and promptly following the Effective Date (as defined below) grant Mr. Burns a warrant (in the form of Exhibit A hereto) to purchase up to 3,000,000 shares of the Petrolia's common stock at an exercise price of $0.10 per share and issue Mr. Burns 2,000,000 shares of restricted common stock of Petrolia (collectively, the "**Separation Payment**").

2. Release of Further Payments. The consideration set forth in Paragraph 1 is inclusive of any and all amounts, including but not limited to attorneys' fees, that may be claimed by Mr. Burns or on Mr. Burns' behalf against Petrolia. In furtherance of the above, and without limiting any other term or condition of this Agreement and Release, the Mr. Burns agrees to release any rights he may have to, and to waive all rights of Petrolia to pay, any Separation fees set forth in the Employment Agreement, any bonus, reimbursement for unused vacation days or other benefits, in connection with separation pay or otherwise, any stock compensation, and further acknowledges that he is not owed any funds from Petrolia in connection with unreimbursed business expenses as of the date of this Agreement and Release and/or any other amounts due under the Employment Agreement. As per the terms of this agreement, Mr. Burns further agrees that he has been paid what he is owed by Petrolia, if anything, for any vacation time, sick time, paid time off or paid leave of absence, or in connection with any separation or deferred compensation plan, if eligible, and that he has been given all time off to which he was entitled under any policy or law, including but not limited to leave under the Family and Medical Leave Act. Notwithstanding any other term or condition of this Agreement and Release, Mr. Burns may elect to continue health insurance coverage, following the Separation Date, in accordance with the provisions of COBRA regardless of whether Mr. Burns enters into this Agreement and Release.

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3. No Further Payments. Except as described in Paragraph 1, Mr. Burns acknowledges and agrees that he is not entitled to any other compensation, separation, benefits, stock compensation, separation pay, or other payments in connection with his engagement by, or employment or positions with, Petrolia or the termination thereof, or pursuant to the Employment Agreement or the termination thereof.

4. Mr. Burns Acknowledgements. By entering into this Agreement and Release, the Mr. Burns confirms and acknowledges the Separation Date and that Mr. Burns shall be deemed to have voluntarily resigned from employment with Petrolia as of the Separation Date. Mr. Burns further acknowledges and confirms that Mr. Burns has been paid any salary, wages, incentives, bonuses, commissions and any other type of compensation due to Mr. Burns, for work performed through and including Separation Date. Mr. Burns further acknowledges that, as of the date of Mr. Burns' signing of this Agreement and Release, Mr. Burns has sustained no injury or illness related in any way to Mr. Burns' employment with Petrolia for which a worker's compensation claim has not already been filed. Following the Separation Date, and for no additional consideration, Mr. Burns shall provide reasonable assistance and information to Petrolia in connection with requests for information, responses and questions provided to Petrolia by any governmental entities and self-regulatory organizations. The terms of this Agreement shall have no effect on the Confidentiality Agreement that Mr. Burns entered into in connection with his employment with Petrolia, and Mr. Burns shall continue to be bound by such confidentiality obligations pursuant to the terms of such Confidentiality Agreement.

5. Mr. Burns' General Release. In return for Petrolia's agreement to provide Mr. Burns with the consideration referred to in Paragraph 1, Mr. Burns agrees to the following, in addition to the other terms and conditions of this Agreement and Release:

a. *General Release*. Mr. Burns, for Mr. Burns and Mr. Burns' heirs, beneficiaries, devisees, privies, executors, administrators, attorneys, representatives, and agents, and Mr. Burns' and his assigns, successors and predecessors, hereby release and forever discharge Petrolia, and its subsidiaries and affiliates, and each of their officers, directors, shareholders, employees, members, agents, attorneys, predecessors, successors and assigns of each of the foregoing entities (collectively, the "**Released Parties**") from any and all actions, causes of action, suits, debts, claims, complaints, charges, contracts, controversies, agreements, promises, damages, counterclaims, cross-claims, claims for costs and/or attorneys' fees, judgments and demands whatsoever, in law or equity, known or unknown, Mr. Burns ever had, now has, or may have against the Released Parties as of the date of Mr. Burns' signing of this Agreement and Release. This release includes, but is not limited to, any claims for separation pay, restricted stock, stock or option compensation, any claims alleging breach of express or implied contract, wrongful discharge, constructive discharge, breach of an implied covenant of good faith and fair dealing, negligent or intentional infliction of emotional distress, negligent supervision or retention, violation of the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Older Workers Benefit Protection Act of 1990, the Rehabilitation Act of 1973, the Civil Rights Act of 1866, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974, the Equal Pay Act of 1963, the Family and Medical Leave Act of 1993, the Fair Labor Standards Act of 1938, the Older Workers Benefit Protection Act of 1990, the Occupational Safety and Health Act of 1970, the Worker Adjustment and Retraining Notification Act of 1989, claims pursuant to any other federal, state or local law regarding discrimination, harassment or retaliation based on age, race, sex, religion, national origin, marital status, disability, sexual orientation or any other unlawful basis or protected status or activity, and claims for alleged violation of any other local, state or federal law, regulation, ordinance, public policy or common-law duty having any bearing whatsoever upon the terms and conditions of, and/or the cessation of Mr. Burns' employment with and by Petrolia and/or the termination of the Employment Agreement. Along with such release, all benefits to Mr. Burns from Petrolia (i.e., health insurance coverage, 401(k) plans and life insurance (if any)) will be concluded. Mr. Burns agrees that, if any portion of this Agreement is found to be unenforceable, the remainder of the Agreement will

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remain enforceable. This Agreement does not include claims that may not be released under applicable law.

b. *Specific Release.* Mr. Burns agrees not only to release and discharge the Released Parties from any and all claims against the Released Parties that Mr. Burns could make on Mr. Burns' own behalf, but also those which may have been or may be made by any other person or organization on Mr. Burns' behalf. Mr. Burns specifically waives any right to become, and promises not to become, a member of any class in a case in which any claim or claims are asserted against any of the Released Parties based on any acts or omissions occurring on or before the date of Mr. Burns' signing of this Agreement and Release. If Mr. Burns is asserted to be a member of a class in a case against any of the Released Parties based on any acts or omissions occurring on or before the date of Mr. Burns' signing of this Agreement and Release, Mr. Burns shall immediately withdraw with prejudice in writing from said class, if permitted by law to do so. Mr. Burns agrees that Mr. Burns will not encourage or assist any person in filing or pursuing any proceeding, action, charge, complaint, or claim against the Released Parties, except as required by law.

6. Nonwaivable Claims. This Agreement and Release is not intended to interfere with Mr. Burns' exercise of any protected, nonwaivable right, including Mr. Burns' right to file a charge with the Equal Employment Opportunity Commission or other government agency. By entering into this Agreement and Release, however, Mr. Burns acknowledges that the consideration set forth herein is in settlement to any amounts Petrolia owes Mr. Burns under the Employment Agreement, that Petrolia would not have agreed to pay such amounts to Mr. Burns if not for Mr. Burns agreeing to the terms of this Agreement, such amount is in full satisfaction of any amounts to which Mr. Burns might be entitled and Mr. Burns is forever discharging the Released Parties from any liability to Mr. Burns for any acts or omissions occurring on or before the date of Mr. Burns' signing of this Agreement and Release. This Agreement and Release is also not intended to diminish any right of indemnity that Mr. Burns may enjoy in respect of his actions or inactions during his tenure as an employee of Petrolia.

7. No Admission. Neither this Agreement and Release, nor anything contained herein, shall be construed as an admission by the Released Parties of any liability or unlawful conduct whatsoever. The Parties hereto agree and understand that the consideration set forth in Paragraph 1 is in excess of that which Petrolia is obligated to provide to Mr. Burns, and that it is provided solely in consideration of Mr. Burns' execution of this Agreement and Release. Petrolia and Mr. Burns agree that the consideration set forth in Paragraph 1 is sufficient consideration for the release being given by Mr. Burns in Paragraph 5, and for Mr. Burns' other promises herein, including, but not limited to in Paragraphs 8 and 9 hereof.

8. Return of Petrolia's Property. Mr. Burns' signature below constitutes Mr. Burns' agreement to return any originals and all copies of all files, notes, programs, intellectual property, documents, slides, computer disks, printouts, reports, lists of Petrolia's clients or leads or referrals to prospective clients, and other media or property in Mr. Burns' possession or control which contain or pertain to Confidential Information (as defined below) and other items provided to Mr. Burns by Petrolia, developed or obtained by Mr. Burns in connection with Mr. Burns' employment with Petrolia, or otherwise belonging to Petrolia, including all property of Petrolia, such as supplies, keys, access devices, books, identification cards, computers, cell phones, laptops, PDAs, telephones, and other equipment, and that Mr. Burns has not supplied any such Confidential Information to any person, except as was required to carry out his duties. Furthermore, Mr. Burns has provided Petrolia all login ids and passwords relating to Petrolia and any websites, programs or software associated with Petrolia or Mr. Burns' prior services performed on behalf of Petrolia. Mr. Burns shall immediately delete all files, programs, source code, notes, documents, slides, computer disks, electronically stored information, physically stored information, printouts and other media or property in Mr. Burns' possession or control which contain or pertain to Confidential Information, to the extent not delivered as discussed above unless Mr. Burns is retained in any capacity by Petrolia within 48 hours after the Effective Date.

9. Restrictive Covenants:

a. Confidential Information. Mr. Burns understands and agrees that Mr. Burns may have learned or had access to, or assisted in the development of, highly confidential and sensitive information and trade secrets about Petrolia, its operations and its clients, and that providing its clients with appropriate assurances that their confidences will be protected is crucial to Petrolia's ability to obtain clients, maintain good client relations, and conform to contractual obligations. "**Confidential Information**" means any non-public information that relates to the actual or anticipated business or research and development of Petrolia, technical data, trade secrets or know-how, and includes, but is not limited to: (i) financial and business information related to Petrolia, such as strategies and plans for future business, new business, product or other development, potential acquisitions or divestitures, and new marketing ideas; (ii) product and technical information related to Petrolia, such as product formulations, intellectual property, patented technology, patent pending technology, and technology which may be patented in the future, new and innovative product ideas, methods, procedures, devices, equipment, machines, data processing programs, software, software codes, source codes, computer models, and research and development projects; (iii) client information, such as the identity of Petrolia's clients, the names of representatives of Petrolia's clients responsible for entering into contracts with Petrolia, the amounts paid by such clients to Petrolia, specific client needs and requirements, and leads and referrals to prospective clients; (iv) personnel information, such as the identity and number of Petrolia's other employees, their salaries, bonuses, benefits, skills, qualifications, and abilities; (v) any and all information in whatever form relating to any client or client of Petrolia, including but not limited to its business, employees, operations, systems, assets, liabilities, finances, products, and marketing, selling, and operating practices; (vi) any information not included in (i) or (ii) above which Mr. Burns knows or should know is subject to a restriction on disclosure or which Mr. Burns knows or should know is considered by Petrolia or Petrolia's clients or prospective clients to be confidential, sensitive, proprietary, or a trade secret or is not readily available to the public; (vii) intellectual property, including inventions and copyrightable works. Confidential Information is not generally known or available to the general public, but has been developed, compiled or acquired by Petrolia at its great effort and expense. Confidential Information can be in any form: oral, written, or machine readable, including electronic files; and (viii) any information related to any governmental investigations.

b. Confidentiality Requirements. Mr. Burns acknowledges and agrees that Petrolia is engaged in a highly competitive business and that its competitive position depends upon its ability to maintain the confidentiality of the Confidential Information, which was developed, compiled and acquired by Petrolia at its great effort and expense. Mr. Burns further acknowledges and agrees that any disclosing, divulging, revealing or using of any of the Confidential Information, other than as specifically authorized by Petrolia, will be highly detrimental to Petrolia and will cause it to suffer serious loss of business, pecuniary damage and irreparable harm. Accordingly, Mr. Burns agrees that Mr. Burns will not, for any purpose whatsoever, directly or indirectly use, disseminate, or disclose to any person, organization, or entity Confidential Information, except as expressly authorized by the highest executive officer of Petrolia or by order of a court of competent jurisdiction after providing Petrolia with sufficient notice to contest such order (the "**Confidentiality Requirements**").

c. Non-Use of Confidential Information. Mr. Burns agrees not to use, disclose to others, or permit anyone access to any of Petrolia's trade secrets or confidential or proprietary information without Petrolia's express written consent, and to return immediately to Petrolia all Petrolia's property, including all files related to Petrolia, upon termination of Mr. Burns' employment. Mr. Burns shall not retain any copy or other reproduction whatsoever of any

Petrolia property after the termination of Mr. Burns' employment unless Mr. Burns is retained in any capacity by Petrolia within 48 hours of the Effective Date.

d. Mutual Non-Disparagement. Petrolia, Mr. Burns and Released Parties agree not to say, write or cause to be said, disseminated, published, issued, communicated or written, any statement that may be considered defamatory, derogatory, or disparaging of each other concerning Mr. Burns, Petrolia or any Released Party, Mr. Burns' employment with Petrolia, acts occurring before the signing of this Agreement and Release or relating to this Agreement and Release and the matters covered hereby, or any other matter whatsoever, provided that nothing shall prohibit Mr. Burns from communicating any concerns about potential violations of law, rule or regulation to the Securities and Exchange Commission or any other government authority or self-regulatory agency (collectively, "**Agencies**"), or prohibit Mr. Burns from discussing any such matters with any Agency (collectively, the "**Non-Disparagement Requirements**").

e. Non-Interference. For a period of one (1) year from the Separation Date (the "**Non-Solicitation Period**"), Mr. Burns agrees to not interfere with Petrolia's and any of its affiliates' business relationships with their employees, consultants, representatives, customers, researchers or suppliers by directly and actively soliciting, recruiting or encouraging same for employment with Mr. Burns or to leave the service of Petrolia or its affiliate(s).

f. Reasonableness. Mr. Burns acknowledges and agrees that the restrictions set forth in this Paragraph 9 (which shall survive the termination of the employment of Mr. Burns and the transactions contemplated by this Agreement and Release) are critical and necessary to protect Petrolia's legitimate business interests (including the protection of its Confidential Information); are reasonably drawn to this end with respect to duration, scope, and otherwise; are not unduly burdensome; are not injurious to the public interest; and are supported by adequate consideration. Mr. Burns also acknowledges and agrees that Petrolia would be irreparably damaged if Mr. Burns were to breach the covenants set forth in this Paragraph 9 and in the event that Mr. Burns breaches any of the provisions in Paragraph 9, Petrolia will be entitled to injunctive relief, in addition to any other damages to which it may be entitled as well as the costs and attorneys' fees it incurs in enforcing its rights under this section. Mr. Burns further acknowledges that any breach or claimed breach of the provisions set forth in this Agreement will not be a defense to enforcement of the restrictions set forth in this Paragraph 9.

g. Invalid or Unenforceable Provisions. Each word, phrase, sentence, paragraph or provision (each a "**Provision**") of this Paragraph 9 is severable. If any Provision of this Paragraph 9 is invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of the remaining Provisions of this Agreement and Release or this Paragraph 9. If any Provision is deemed invalid or unenforceable for any reason, it is the Parties' intention that such covenants be equitably reformed, stricken or modified to the extent necessary to render them valid and enforceable in all respects. In the event that the time period and/or geographic scope referenced above is deemed unreasonable, overbroad, or otherwise invalid, it is the Parties' intention that the enforcing court reduce or modify the time period and/or geographic scope to the extent necessary to render such covenants reasonable, valid, and enforceable in all respects.

10. Assistance Following Termination. Mr. Burns agrees that, following the Separation Date, he will cooperate fully with Petrolia upon request in all matters relating to the completion of his pending work on behalf of Petrolia and in connection with the orderly transition of such work to such other employees as Petrolia may designate. Mr. Burns further agrees that following the Separation Date he will cooperate fully with Petrolia upon request as to any and all claims, controversies, disputes, or complaints

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of which he has any knowledge or that may relate to him or his employment with Petrolia, unless he is an adverse party. Petrolia will reimburse Mr. Burns for any reasonable out-of-pocket expenses incurred pursuant to his duties after the Separation Date. Such cooperation includes but is not limited to providing Petrolia with all information known to him related to such claims, controversies, disputes, or complaints and appearing and giving testimony in any forum.

11. Requests for References. Mr. Burns will direct all requests for references to the Chief Executive Officer of Petrolia who will confirm Mr. Burns' job title, dates of employment and, with written authorization from Mr. Burns, salary disclosures.

12. Non-Disclosure. Mr. Burns agrees and promises not to disclose, either directly or indirectly, in any manner whatsoever, any information regarding the existence or terms of this Agreement and Release, to any person or entity, except to members of Mr. Burns' immediate family, attorney and accountant and/or financial advisor, provided that such persons agree to keep this information confidential, and except as may be required by law.

13. Costs and Fees Incurred. Each Party shall bear its own costs and attorneys' fees, if any, incurred in connection with this Agreement and Release.

14. Modifications. This Agreement and Release contains the full agreement of the Parties and may not be modified, altered, changed or concluded except upon the express prior written consent of Petrolia and Mr. Burns or their authorized agents.

15. Acknowledgements. Mr. Burns acknowledges and agrees that: (a) no promise or inducement for this Agreement and Release has been made except as set forth in this Agreement and Release; (b) this Agreement and Release is executed without reliance upon any statement or representation by Petrolia except as set forth herein; (c) Mr. Burns is legally competent to execute this Agreement and Release and to accept full responsibility therefor; (d) Mr. Burns has been given sufficient time to consider this Agreement and Release; (e) Mr. Burns has used all or as much of that period as deemed necessary to consider fully this Agreement and Release and, Mr. Burns waives that period not used; (f) Mr. Burns has read and fully understands the meaning of each provision of this Agreement and Release; (g) Mr. Burns knowingly, freely and voluntarily enters into this Agreement and Release; and (h) no fact, evidence, event, or transaction currently unknown to Mr. Burns but which may hereafter become known to Mr. Burns shall affect in any manner the final and unconditional nature of the release stated above.

16. Effective Date. This Agreement and Release shall become effective and enforceable on the eighth (8th) day following execution hereof by Mr. Burns unless Mr. Burns revokes it by so advising Petrolia in writing before the end of the seventh (7th) day after its execution (the "**Effective Date**"). In the event this Agreement is revoked prior to the Effective Date, Mr. Burns shall immediately repay/return the Separation Payment (if paid prior to such date), and shall forfeit such Separation Payment.

17. Governing Law. This Agreement and Release shall be governed by and construed in accordance with the laws of the State of Texas.

18. Notices. Any notice or communication required or permitted to be given hereunder shall be in writing and deemed duly served on and given (i) when delivered personally; (ii) three (3) business days after having been sent by priority or certified mail, return receipt requested, postage prepaid; (iii) upon delivery by fax with written facsimile confirmation and electronically by email with written delivery receipt; or (iv) one (1) business day after deposit with a commercial overnight carrier, with written verification of receipt. Such notices shall be in writing and delivered to the address set forth below or to such other notice address as the other Party has provided by written notice:

If to Petrolia: If to Mr. Burns:

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Petrolia Energy Corporation	James E. Burns
710 N. Post Oak Rd., Ste. 512	______________________
Houston, Texas 77024	______________________
Email: zel@petroliaenergy.com	Email: james@burnscentral.net

19. Waiver. The waiver by a Party of a breach of any provision herein shall not operate or be construed as a waiver of any subsequent breach by the other Party.

20. Severability. The provisions of this Agreement and Release are severable. Should any provision herein be declared invalid by a court of competent jurisdiction, the remainder of this Agreement and Release will continue in force, and the Parties agree to renegotiate the invalidated provision in good faith to accomplish its objective to the extent permitted by law.

21. No Benefit for Others. The Parties acknowledge that the Mr. Burns' right to the separation pay described herein shall be determined exclusively under the provisions stated herein, and this Agreement and Release is not intended to, and does not, create rights for the benefit of any other employee or person.

22. No Wrongful Conduct. Mr. Burns represents, warrants and covenants to each of the Released Parties that at no time prior to or contemporaneous with its execution of this Agreement and Release has he (i) knowingly engaged in any wrongful conduct against, on behalf of or as the representative or agent of the Petrolia; (ii) breached any provision of the Employment Agreement; or (iii) violated any state, federal, local or other law, including any securities laws or regulations.

23. No Assignment or Transfer. Mr. Burns warrants and represents that the Mr. Burns has not heretofore assigned or transferred to any person not a party to this Agreement and Release any released matter or any part or portion thereof and he shall defend, indemnify and hold the Petrolia and each Released Party harmless from and against any claim (including the payment of attorneys' fees and costs actually incurred whether or not litigation is commenced) based on or in connection with or arising out of any such assignment or transfer made, purported or claimed.

24. Not Assignable. This Agreement and Release is personal to Mr. Burns and shall not, without the prior written consent of the Petrolia, be assignable by Mr. Burns. This Agreement and Release shall inure to the benefit of and be binding upon the Petrolia and its respective successors and assigns and any such successor or assignee shall be deemed substituted for Petrolia under the terms of this Agreement and Release for all purposes. As used herein, "**successor**" and "**assignee**" shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger, acquisition of assets, or otherwise, directly or indirectly acquires the ownership of Petrolia, acquires all or substantially all of Petrolia's assets, or to which Petrolia assigns this Agreement and Release by operation of law or otherwise.

25. Forfeiture of Separation Payment. Mr. Burns agrees that he will forfeit the Separation Payment payable by Petrolia pursuant to this Agreement and Release and the Employment Agreement upon Separation of Mr. Burns' employment with Petrolia (except for amounts which would have been due in the event the Employment Agreement was mutually voluntarily concluded by the Parties) if Mr. Burns challenges the validity of this Agreement and Release.

26. Counterparts. This Agreement and Release may be signed in counterparts, and each counterpart shall be considered an original agreement for all purposes.

[Remainder of page left intentionally blank. Signature page follows.]

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IN WITNESS WHEREOF, the Parties have hereunto set their hands.

James E. Burns	**Petrolia Energy Corporation**
Signature: X James Edward Burns	Signature: [signature]
Printed Name: James Edward Burns	Printed Name: Zel C. Khan
	Title: CEO
4/26/18	4/25/2018
Date	Date